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                                                                    Exhibit 10.4

                             EMPLOYMENT AGREEMENT

     THIS AGREEMENT by and between EEX CORPORATION (the "Company") and Richard L. Edmonson (the "Executive") is entered into as of July 3, 2000.

                                  WITNESSETH:

     WHEREAS, the Company desires to employ the Executive, and the Executive is willing to serve in the employ of the Company, upon the terms and conditions provided in this Agreement;

     WHEREAS, the Board recognizes that, as is the case with many corporations, there exists the possibility of a change of control of the Company, and that such possibility, and the uncertainty and questions which it may raise, may result in the distraction of key management personnel to the detriment of the Company and its affiliates and shareholders, and the Board has determined that appropriate steps should be taken as set forth in this Agreement to reinforce and encourage the Executive's continued attention and dedication of his assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change of control;

     NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     All words and phrases defined shall have the meanings described below unless in the context some other meaning is clearly intended.

     1.1 "AFFILIATE" means, with respect to any entity, another entity that controls, is controlled by or is under common control with the first entity.

     1.2 "AGREEMENT" means this employment agreement entered into between the Company and the Executive.

     1.3  "BOARD" means the Board of Directors of the Company.

     1.4  "CASH INCENTIVE COMPENSATION" means that compensation described in
Section 6.2.

     1.5 "CAUSE" Termination of the Executive's employment by the Company for "Cause" shall mean termination upon (A) the willful and continued failure by the Executive substantially to perform his duties with the Company (other than any such failure resulting from
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his incapacity due to physical or mental illness), after a demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties, and a reasonable period of opportunity for such substantial performance is provided, or (B) the willful engaging by the Executive in illegal misconduct materially and demonstrably injurious to the Company. For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board, excluding the Executive, if applicable, at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth above in clauses (A) or (B) in this paragraph and specifying the particulars thereof in detail.

     1.6  "COMPENSATION COMMITTEE" means the Compensation Committee of the
Board.

     1.7 "CONFLICT OF INTEREST" means a condition where the loyalty of the Executive is divided between that owed to the Company and another interest such as an investment or other relationship that would reasonably promote the Executive to take or refrain from taking an action that might not be in the best interest of the Company.

     1.8 "DISABILITY" means the Executive's incapacity resulting from injury or illness, whether mental or physical, which prevents the Executive from performing his normal duties under this Agreement. The presence or absence of the condition is to be determined by an independent physician selected by mutual agreement of the Company and the Executive.

     1.9  "EFFECTIVE DATE" means the date of this Agreement.

     1.10  "EXECUTIVE" means Richard L. Edmonson.

     1.11 "GOOD REASON" for the Executive to terminate his employment shall mean the occurrence of any one or more of the following:

               (a) an adverse change in the Executive's status or position(s) as Senior Vice President, General Counsel and Corporate Secretary of the Company including, without limitation, any adverse change in the Executive's status or position as a result of a material diminution in his duties or responsibilities, or a material change in the Executive's business location or the assignment to the Executive of any duties or responsibilities which are inconsistent with such status

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          or position(s), or any removal of the Executive from or any failure to reappoint or reelect the Executive to such position(s) (except in connection with the termination of his employment for Cause, Disability or Retirement or as a result of the Executive's death or by the Executive other than for Good Reason); or

               (b) a reduction by the Company in the Executive's Minimum Annual Salary or in the number of vacation days to which the Executive is entitled hereunder; or

               (c) the taking of any action by the Company (including the elimination of a plan without providing substitutes therefor or the reduction of the Executive's awards thereunder) that would diminish or the failure by the Company to take any action which would maintain the aggregate projected value of the Executive's awards (other than any change in such aggregate projected value occurring solely as a result of a change in the fair market value of the underlying common stock of the Company) under the Company's bonus or stock option or management incentive unit plans in which the Executive participates; or

               (d) the taking of any action by the Company that would diminish or the failure by the Company to take any action which would maintain the aggregate value of the benefits provided the Executive under the Company's medical, health, dental, accident, disability, life insurance, stock purchase or retirement plans in which the Executive participates or as otherwise provided in this Agreement; or

               (e) the taking of any action by the Company that would diminish the level of insurance for officer's liability to a level of coverage below $25 million per claim or the failure of the Company to take any action that would maintain indemnification or insurance for officers' liability; or

               (f) a failure by the Company to obtain from any Successor (as hereinafter defined) the assent to this Agreement contemplated by
          Section 16.2 hereof; or

               (g) any purported termination by the Company of Executive's employment that is not effected pursuant to Section 1.5 above; or

               (h) a failure by the Company to take such action as is clearly required by state or federal statute, rule or regulation which failure could reasonably subject Executive to individual civil or criminal liability.

     1.12  "LONG TERM INCENTIVE AWARDS" means those awards described in
Section 6.6

     1.13  "MINIMUM ANNUAL SALARY" means that compensation described in
Section 6.1.

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     1.14  "NON-QUALIFIED STOCK OPTIONS" means any options to acquire stock of the Company granted to the Executive which do not qualify as incentive stock options under the Internal Revenue Code of 1986, as amended, including any successor statute.

     1.15 "RESTRICTED STOCK BONUSES" means the grants of shares of performance based restricted common stock of the Company pursuant to the Stock Incentive Plan.

     1.16 "RETIREMENT" means the termination of the Executive's employment with the Company and all of its Affiliates as a result of his reaching a retirement age (not less than 65 years of age) established by the Board for his retirement in accordance with the Company's general policy for retirement of executives, provided that for purposes of the change of control provisions referred to in
Section 10.7 below, the retirement age shall be as specified in the change of control agreement.

     1.17 "STOCK INCENTIVE PLAN" means Enserch Exploration, Inc. 1996 Revised and Amended Stock Incentive Plan.

     1.18 "STOCK OPTIONS" means the Non-Qualified Stock Options, if any, now or hereafter granted to the Executive.

                                   ARTICLE II

                                   EMPLOYMENT

     The Company hereby employs the Executive and the Executive hereby accepts employment with the Company upon the terms and conditions set forth in this Agreement.

                                  ARTICLE III

                               TERM OF AGREEMENT

     This Agreement becomes effective as of the Effective Date. On the Effective Date and on each and every date thereafter the term of this Agreement shall be for a period of two (2) years following such day unless either party shall give written notice to the other of its intent to terminate this Agreement, in which event the term of this Agreement shall end on the day after the second anniversary of the date upon which such notice is given. Such notice, when delivered by the Company, shall be treated as a "termination without Cause by the Company" under Section 10.3 of this Agreement. Such notice, when delivered by the Executive, shall be treated as a "termination without Good Reason" under Section 10.1 of this Agreement, or a "termination with Good Reason" under Section 10.2 of this Agreement, as applicable.

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                                   ARTICLE IV

                                     DUTIES

     The Executive is hereby employed, and during the term of this Agreement shall be employed, as Senior Vice President, General Counsel and Corporate Secretary of the Company reporting to the Chairman, CEO and President. The Executive agrees to perform all of the duties normally incident to that office for as long as he shall hold that office and to perform all other duties and responsibilities as may be prescribed by the Chairman, CEO and President or the Board from time to time and which are commensurate with his executive capacity as Senior Vice President, General Counsel and Corporate Secretary of the Company.

                                   ARTICLE V

                               EXTENT OF SERVICE

     The Executive is employed on a full time basis. Therefore, during the period of his employment, except for illness, reasonable vacation periods and reasonable leaves of absence, the Executive shall devote all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement. However, the Executive may devote a small but reasonable amount of time to pursue and monitor personal investments and charitable, professional, educational or community services and, with the approval of the Board, from time to time, the Executive may serve or continue to serve on the boards of directors of and hold any other offices or position in companies or organizations that in the Board's reasonable judgment will not present any Conflict of Interest with the Company or any of its Affiliates or materially affect the performance of the Executive's duties under this Agreement. The provisions of this Article V shall not prohibit Executive from providing reasonable assistance with claims, litigation or the wrapping up of business for the benefit of his former employer, such assistance not to interfere with the performance of Executive's duties as set out herein.

                                   ARTICLE VI

                                  COMPENSATION

     For services rendered by the Executive under this Agreement the Company agrees to pay and provide to the Executive compensation and benefits commensurate with his position and experience level within the oil and gas industry, which compensation and benefits (i) initially shall be as set forth in this Article VI and (ii) shall not at any time during the term of this Agreement be less than as set forth in this Article VI.

     6.1 MINIMUM ANNUAL SALARY. During each calendar year the Company shall pay the Executive base compensation in equal semi-monthly installments based upon the minimum annual salary for the Executive of $200,000, subject to annual review by the Compensation Committee and which may be increased but not decreased on the basis of such review. The term

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"Minimum Annual Salary" as used in this Agreement shall include all increases granted by the Board.

     6.2 CASH INCENTIVE COMPENSATION. For each calendar year during the term of this Agreement, the Executive shall be entitled to earn a bonus equal to a percentage or within a range of percentages (as previously established by the Compensation Committee) of the Executive's Minimum Annual Salary for such year upon attaining such goals as are established annually by the Compensation Committee. The goals shall be established by the Compensation Committee after consultation with the Executive, shall be consistent with the Company's standards, and shall be established to produce a reasonable expectation, in the sole judgment of the Compensation Committee, that the Executive will receive a bonus for such year equal to that certain percentage specified by the Compensation Committee and applicable for such year of the Executive's Minimum Annual Salary for such year (the "Target Percentage"). The Cash Incentive Compensation earned by the Executive for any calendar year, to the extent not deferred pursuant to Section 6.3, will be paid to the Executive within ninety
(90) days following the end of such calendar year. Any Cash Incentive Compensation to be awarded to the Executive for any calendar year and the Executive's entitlement thereto shall be in the sole and absolute discretion of the Compensation Committee, whose decision in that regard shall be final and binding on all parties.

     6.3 DEFERRAL ARRANGEMENT. The Executive will be permitted to defer some or all of the Cash Incentive Compensation and up to 50% of the Minimum Annual Salary under the EEX Corporation Deferred Compensation Plan (or comparable plan of the Company), the terms of which have been provided to the Executive.

     6.4 STOCK OPTIONS. On or promptly after the Effective Date, the Company shall grant to the Executive an initial signing bonus award of Stock Options to acquire 50,000 shares of the common stock of the Company with an exercise price based on the average of the high and low prices on the date of grant and shall be conditioned upon the execution by the Executive of a stock option agreement substantially in the form as attached hereto as Exhibit A. Subject to annual determinations at the discretion of the Compensation Committee, annual stock options may be granted in amounts and consistent with Executive's position in the Company and with other executives. No Stock Options shall be granted subsequent to termination of employment. The Company shall use its best efforts to cause a registration statement on Form S-8 (or comparable successor form) covering all shares subject to Stock Options granted to the Executive to remain effective until sixty (60) days after the later of exercise or termination of all Stock Options granted to the Executive.

     6.5 RESTRICTED STOCK BONUSES. On or promptly after the Effective Date, the Company shall award to the Executive an initial Restricted Stock Bonus for 8,000 shares of performance-based restricted stock of the Company pursuant to its Stock Incentive Plan and conditioned upon the execution by the Executive of a Restricted Stock Agreement substantially in the form attached hereto as Exhibit B. Subject to annual determinations at the discretion of the Compensation Committee, annual awards of performance-based restricted stock may be granted in amounts and consistent with Executive's position in the Company and with other

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executives. No Restricted Stock Bonuses shall be granted subsequent to termination of employment. The Company shall use its best efforts to cause a registration statement on Form S-8 (or comparable successor form) covering all shares of restricted stock granted to the Executive as Restricted Stock Bonuses to remain effective until sixty (60) days after the lapse of all restrictions on the shares of restricted stock granted to the Executive as Restricted Stock Bonuses.

     6.6 LONG TERM INCENTIVE AWARDS. The Executive shall be entitled to participate in any other long term incentive award program as is approved in the future by the Compensation Committee.

     6.7 OTHER COMPANY COMPENSATION PROGRAMS. The Executive shall be entitled to participate at an appropriate level in all other compensation programs adopted by the Company.

                                  ARTICLE VII

                                FRINGE BENEFITS

     The Company shall provide the Executive at no charge while the Executive is employed with the Company pursuant to this Agreement, with the following fringe benefits at a level commensurate with his position with the Company:

          (a)  annual physical examinations;

          (b) reimbursement of dues and special assessments for membership in one dining or country club;

          (c)  parking in a reserved area;

          (d) four weeks paid vacation yearly; and

          (e) a customary benefit and perquisite package for a senior executive in his position, provided however, that such package will include at least (i) medical and dental coverage, (ii) disability insurance covering 60% of Minimum Annual Salary, (iii) $500,000 of life insurance, and (iv) participation in a nonqualified plan providing benefits that the Executive would have received under the Company's qualified retirement plans taking into account the Executive's Minimum Annual Salary and Cash Incentive Compensation (regardless of whether or not the Executive elects to defer any such amounts under Section 6.3) but for the limitations on compensation and benefits under Sections 415 and 401(a)(17) of the Internal Revenue Code of 1986 relating to qualified plans.

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                                  ARTICLE VIII

                               WORKING FACILITIES

     The Company shall furnish the Executive with a private office and a private secretary and all other assistance and accommodations as are suitable to the character of the Executive's position with the Company and adequate for the performance of his duties under this Agreement.

                                   ARTICLE IX

                                    EXPENSES

     The Executive is authorized to incur reasonable expenses for the promotion of the business of the Company including expenses for entertainment, travel and other similar items. The Company shall pay or reimburse the Executive for all reasonable items of expense incurred by the Executive in performing his obligations under this Agreement. The Executive must, however, in each case provide the Company adequate substantiation of the expense that has been incurred by the Executive.

                                   ARTICLE X

                           TERMINATION OF EMPLOYMENT

     The following provisions specify the amounts payable under this Agreement in the event of a termination of the Executive's employment for the reasons set forth. In each case the payments as stated constitute all payments and benefits to which the Executive will be entitled under this Agreement. The benefits, if any, to which the Executive is entitled under the terms of all restricted stock agreements, stock option agreements, the Company's defined benefit pension plan, and all other then vested benefits of the Executive shall be governed by the respective plans and other documents creating such benefits. The provisions in the event of a termination of the Executive's employment under this Agreement are as follows:

     10.1 TERMINATION WITHOUT GOOD REASON BY THE EXECUTIVE. Upon termination by the Executive of his employment with the Company without Good Reason, the Company shall pay the Executive, within 30 days of such termination, a cash sum equal to that portion of his Minimum Annual Salary and any other accrued entitlements which have been earned but unpaid prior to the date of the Executive's termination.

     10.2 TERMINATION WITH GOOD REASON BY THE EXECUTIVE. Upon termination by the Executive of employment with the Company with Good Reason during the term of this Agreement, the Company shall, in addition to the amounts payable under
Section 10.1, pay the Executive, within 30 days of such termination, a cash sum equal to his then Minimum Annual Salary times the number of years (including portions thereof) remaining in the term of this Agreement, plus earned but unpaid Cash Incentive Compensation for the previous year, if any, plus the Cash Incentive Compensation that would have accrued to the Executive (calculated at

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the Target Percentage of the Executive's then Minimum Annual Salary which is applicable for the year in which such termination occurs, pursuant to Section 6.2) through the number of years (including portions thereof) remaining in the term of this Agreement. Any Cash Incentive Compensation to be awarded to the Executive for any calendar year pursuant to this Section 10.2 and the Executive's entitlement thereto shall be in the sole and absolute discretion of the Compensation Committee, whose decision in that regard shall be final and binding on all parties.

     10.3 TERMINATION WITHOUT CAUSE BY THE COMPANY. If there is a termination without Cause of the Executive's employment by the Company, the Company shall pay and provide to the Executive the same compensation and benefits described in
Section 10.2 for termination with Good Reason by the Executive.

     10.4 TERMINATION FOR CAUSE BY THE COMPANY. If the Executive's employment is terminated by the Company for Cause, the Company shall pay the Executive, within thirty (30) days of such termination, a cash sum equal to that portion of his then Minimum Annual Salary and any other accrued entitlements which have been earned but unpaid prior to the date of the Executive's termination.

     10.5 TERMINATION FOR DISABILITY. If the Executive is terminated for Disability, the Company shall pay the Executive in equal semi-monthly installments his then Minimum Annual Salary for one year from the date on which his employment is terminated due to Disability. In addition, the Executive shall be entitled to receive pay for vested but unused vacation as of the date on which his employment is terminated due to Disability.

     10.6 TERMINATION FOR DEATH. If the Executive dies while in the employ of the Company, the Company shall pay and provide to the Executive's estate the same compensation and benefits described in Section 10.5 for termination for Disability, assuming that his employment was terminated due to Disability on the date of his death, except that his then Minimum Annual Salary shall be payable for three months instead of one year.

     10.7 CHANGE OF CONTROL. The Company and the Executive shall enter into the change of control agreement substantially in the form attached hereto as Exhibit C and the Executive shall be entitled to the benefits therein provided upon a "Change in Control" as therein defined. In the event of a Change in Control pursuant to which the Executive's employment is terminated under circumstances entitling the Executive to benefits under Section 10.2 or 10.3 of this Agreement and under Section 4 of the Change in Control Agreement, the Executive shall be entitled to the benefits provided herein and in the Change in Control Agreement, provided that in the event the terms of this Agreement and the Change in Control Agreement provide for the same type of benefit or payment based on the same operative event or facts then the Executive shall be entitled to the higher benefit or payment under the agreements but not duplicate benefits or payments.

     10.8 RETIREMENT. Upon Retirement, the Company shall pay the Executive his Minimum Annual Salary which has been earned but is unpaid as of the date of Retirement.

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                                   ARTICLE XI

                 POST-TERMINATION OBLIGATIONS OF THE EXECUTIVE

     All payments and benefits due the Executive under this Agreement shall be subject to the Executive's compliance with the following provisions:

     11.1 ASSISTANCE IN LITIGATION, ETC. During the period of his employment and for a reasonable period after the Executive's termination of employment not to exceed the greater of the uncompleted balance of the term of this Agreement, the Executive shall, in addition to his other duties hereunder and upon reasonable notice, furnish all reasonably required information and proper assistance including, without limitation, testimony, to the Company as may reasonably be required by the Company in connection with any litigation or other administrative or regulatory proceeding in which it or any of its subsidiaries or Affiliates is, or may become, a party, or in connection with any filing or similar procedure or obligation of the Company imposed by any law or any taxing, administrative or regulatory authority (collectively, "Litigation Matters").
The Company shall be obligated to pay all of the reasonable expenses (including reasonable attorney fees) incurred by the Executive in complying with these provisions. The foregoing notwithstanding, however, the Company will not require the Executive to provide more than forty (40) hours of uncompensated time after termination of employment in assisting with Litigation Matters. If more than forty (40) hours of such time of the Executive are needed to resolve Litigation Matters, the Executive will be compensated on an hourly rate equal to the quotient of the Executive's Minimum Annual Salary (determined immediately prior to termination of employment) divided by 2,000.

     11.2 CONFIDENTIAL INFORMATION. The Executive shall not knowingly use for his personal benefit or disclose or reveal to any unauthorized person any trade secret or other confidential information relating to the Company or its Affiliates or to any of the businesses operated by them, nor take with him, upon leaving employment with the Company, any document or other record relating to such information. The Executive confirms that such information constitutes the exclusive property of the Company.

     11.3 NO SOLICITATION OF COMPANY EMPLOYEES. The Executive shall not, during the period of his employment and for a period of six months afterwards, solicit, induce or actively encourage any persons then employed by the Company or any of its Affiliates to leave the employment of such entity. Nothing in this Section shall prohibit or in any way limit the Executive's right to employ and/or discuss terms of employment with any persons who seek employment and/or initiate discussions, if that action occurs subsequent to the Executive's termination of employment and off the business premises of the Company.

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                                  ARTICLE XII

                     RELIANCE ON GENERAL CREDIT OF COMPANY

     All payments to the Executive under this Agreement shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established and no other segregation of assets shall be made to assure payment. The Executive shall have no right, title, or interest in any investments that the Company may make to aid the Company in meeting its obligations for these payments.

                                  ARTICLE XIII

                             PAYMENT OF LEGAL FEES

     The Company shall reimburse the Executive for all reasonable legal fees and expenses incurred by the Executive in connection with the Executive's enforcing any right or benefit provided by this Agreement. The reimbursement of such legal fees and expenses shall be made within thirty (30) days after the Executive's request for payment accompanied by satisfactory evidence of the fees and expenses incurred.

                                  ARTICLE XIV

                            MODIFICATION AND WAIVER

     14.1 AMENDMENT OF AGREEMENT. This Agreement may not be modified or amended except by an instrument in writing signed by the parties to this Agreement.

     14.2 WAIVER. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with waiver or estoppel. No written waiver shall be deemed a continuing waiver unless the continuing nature of the waiver is expressly stated therein. Each waiver shall operate only as to that specific term or condition; it will not be deemed a waiver of future conditions or as to any act other than that specifically waived.

                                   ARTICLE XV

                                  ARBITRATION

     Any controversy or claim arising out of or relating to this Agreement, or breach of it, shall be settled by arbitration in Houston, Texas or such other jurisdiction as shall be mutually agreeable to the parties in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.

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                                  ARTICLE XVI

                               GENERAL PROVISIONS

     16.1 FEDERAL INCOME TAX WITHHOLDING. The Company shall withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as shall be required under any law or governmental regulation or ruling.

     16.2  SUCCESSORS; ENFORCEABILITY.

          (a) SUCCESSOR MUST ASSUME. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, liquidation, dissolution or otherwise) to all or substantially all of the aggregate business and/or assets of the Company (including consolidated subsidiaries) to expressly assume and agree to perform this Agreement in the same manner and to the same extent to which the Company would be required to perform if no succession had taken place.

          (b) AGREEMENT ENFORCEABLE AFTER THE EXECUTIVE'S DEATH. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     16.3 NONASSIGNABILITY. Except as provided in this Section 16.3, neither this Agreement nor any right or interest granted in it shall be assignable by either the Company or the Executive, or their successors or representatives, without the other party's prior written consent. This Section shall not preclude the Executive from designating a beneficiary to receive any benefit payable under this Agreement upon his death, nor shall it preclude the executors, administrators, or other legal representatives of the Executive or his estate from assigning any rights under this Agreement to the person or persons entitled to them.

     16.4 NO ATTACHMENT. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, computation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

     16.5 DELIVERY OF NOTICES. Any notice required to be given under this Agreement shall be in writing and shall be deemed to have been given and received upon the earlier of (i) receipt by the party to whom the notice is sent or (ii) delivery of the notice to the address for notice of the party to whom the notice is sent as set forth on the signature page hereof or as changed pursuant to the terms hereof. Any address may be changed from time to time by serving notice to the other party as required in this Section.

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     16.6  SEVERABILITY.  If, for any reason, any provision of this Agreement is held invalid, that invalidity shall not affect any other provision of this Agreement not also held invalid, and each other provision shall to the full extent consistent with law continue in full force and effect.

     16.7 HEADINGS. The headings of Articles and Sections are included solely for convenience of reference. The descriptive heading shall not control the meaning or interpretation of any of the provisions of this Agreement.

     16.8 GOVERNING LAW. This Agreement has been executed and delivered in the State of Texas, and its validity, interpretation, performance, and enforcement shall be governed by the laws of that State.

     16.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute a single Agreement.

                                  ARTICLE XVII

                                ENTIRE AGREEMENT

     As of the Effective Date, this Agreement shall constitute the entire agreement of the parties with respect to the matters covered hereby, and shall supersede all prior written and oral agreements pertaining to the subject matter hereof.

     The parties have caused this Agreement to be executed on the date first written in this Agreement.

                              EEX CORPORATION
                              "COMPANY"


                              By:  /s/ T. M Hamilton
                                   -----------------
                                   T. M Hamilton, President

                              Address:  2500 City West Blvd.
                                        Suite 1400
                                        Houston, Texas 77042

                              EXECUTIVE

                                   /s/ Richard L. Edmonson
                                   -----------------------
                                   Richard L. Edmonson

                              Address:  17606 Comoro Lane
                                        Spring, Texas  77379

                                       13
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                                   EXHIBIT A

                      NON-QUALIFIED STOCK OPTION AGREEMENT

                                Pursuant to the

                                EEX CORPORATION
                 1996 REVISED AND AMENDED STOCK INCENTIVE PLAN


     THIS AGREEMENT made and entered into, in duplicate, as of July 3, 2000, by and between EEX Corporation, a Texas corporation (hereinafter referred to as the "Company") and Richard L. Edmonson, 17606 Comoro Lane, Spring, Texas 77379 (hereinafter referred to as the "Grantee").

     WITNESSETH, That:

     WHEREAS, the Company has duly adopted the Enserch Exploration, Inc. 1996 Revised and Amended Stock Incentive Plan, a copy of which Plan presently in effect is on file with the Company and is hereinafter referred to as the "1996 Plan"; and

     WHEREAS, the Company's Compensation Committee of the Board of Directors (the "Committee") referred to in the 1996 Plan, pursuant to authority vested in it by the Company's Board of Directors (the "Board"), has approved the granting to the Grantee of a non-qualified stock option (hereinafter referred to as an "option") to purchase shares of stock of the Company, upon the terms and subject to the conditions hereinafter set forth, and the Company desires by this instrument to grant said option and to specify the terms and conditions thereof;

     NOW, THEREFORE, it is hereby covenanted and agreed by and between the Company and the Grantee as follows:

     SECTION 1. The Company hereby grants to the Grantee an option to purchase an aggregate of Fifty Thousand (50,000) shares of the presently authorized $1.00 par value common stock of the Company ("Shares"). Subject to all the terms and conditions hereinafter set forth, such option shall be irrevocable.

     SECTION 2. The option price with respect to the Shares covered by this Agreement shall be Five Dollars and Seventy-eight Cents ($5.78) per Share.

     SECTION 3. Subject to all of the other terms and conditions hereinafter set forth, the option may be exercised by the Grantee on or after the respective dates hereinafter specified and on or before the tenth (10th) anniversary date of this Agreement, namely:

     (a) Options are exercisable in accordance with the following schedule, and, except as otherwise provided herein, only to the extent that the Grantee remains in the continuous employ of the Company/1/:

          The option may be exercised in respect of one-third (1/3) of the aggregate number of Shares specified in Section 1 hereof on and after each anniversary date of this Agreement, so that the Grantee shall become fully (100%) vested in the option on and after the third anniversary date of this Agreement.

          Anything contained in this section to the contrary notwithstanding, the Grantee shall become fully (100%) vested in the option upon his termination of employment with the Company for reasons of death, Disability or Retirement (as each of such terms is defined in the Grantee's employment agreement with the Company dated July 3, 2000 ("Employment Agreement")), upon the sale of a Subsidiary (as such term is defined in the 1996 Plan) to an unaffiliated company such that he no longer remains in the employ of the Company; or if in the sole discretion of the Committee, the Committee determines that acceleration of the option vesting schedule would be desirable for the Company; and as provided in Section 10 hereof.

     (b) The Grantee may exercise the option in respect of Shares on and after the appropriate anniversary date set forth in the above schedule (and before a date or event of termination or cancellation) in whole at any time, or in part from time to time. The Grantee shall give the Company a written notice to exercise the option in whole or in a specified part, and such notice shall be accompanied by a check or money order payable to the order of the Company in full payment for the Shares then being purchased, or by transfer to the Company of Shares previously acquired by the Grantee and held for such period, if any, as may be determined by the Committee (such transfer to be in accordance with procedures to be adopted by the Committee) and having a "Fair Market Value" on the date of exercise equal to the price for which the Shares may be purchased or by a combination of cash and Shares or by such financing arrangements as may be approved by the Board and in a manner authorized by law, together with any federal, state or local income taxes for which the Company has a withholding obligation in connection with such exercise. Options shall be deemed to be exercised on the date that the notice of exercise and the check or money order and/or Shares (or other authorized payment), together with payment of any withholding obligation, are received in the office of the Corporate Secretary of the Company at 2500 City West Blvd., Suite 1400, Houston, Texas 77042, or at such other location as may be established in accordance with Section 12 hereof. The "Fair Market Value" of

--------------
/1/ Notwithstanding anything in this Agreement to the contrary, unless the Option shall have earlier terminated, an option becomes 100% vested upon the occurrence of a change in control ("Change in Control") as defined in the 1996 Plan.

          the Shares being used in payment of the option price is defined by the 1996 Plan to mean (i) the average of the high and low price per share of the Shares as reported in the New York Stock Exchange Composite Transactions Report (or any other consolidated transactions reporting system which subsequently may replace such Composite Transactions Report) (the "Consolidated Tape") for the New York Stock Exchange (the "NYSE") on the date as of which the determination is being made or, if there are no sales on such date, in accordance with applicable Treasury Regulations relating to the determination of fair market value of stock options or (ii) in the event that the Shares are not listed for trading on the NYSE, an amount determined in accordance with standards adopted by the Committee.

     SECTION 4.

     (a) In no event may the option be exercised after the tenth (10th) anniversary date of this Agreement (the "Expiration Date"); provided, however, that the option may be sooner terminated in accordance with the provisions of the 1996 Plan and of this Section 4 (the date of this Agreement is also the date of Grant)./2/

     (b) In the event of the Grantee's termination of employment with the Company for Cause (as such term is defined in the Employment Agreement) the option shall immediately terminate.

     (c) In the event of the Grantee's voluntary termination of employment with the Company without the written consent of the Company and for reasons other than death, Disability or Retirement (as each of such terms is defined in the Employment Agreement), the option shall, to the extent not already vested, immediately terminate. To the extent that the option is vested on or prior to the date of such termination of employment, it may be exercised only for the 90-day period following the date of termination.

     (d) In the event of the Grantee's termination of employment by the Company without Cause or by Grantee for Good Reason (as each of such terms is defined in the Employment Agreement) and for reasons other than death, Disability or Retirement (as each of such terms is defined in the Employment Agreement), such option shall become vested pro rata based upon the ratio of (i) the number of days elapsed between the date of this Agreement and the date of termination to (ii) three years (1,095 days). The portion of the option which does not vest pursuant to the preceding sentence shall immediately terminate. The vested portion of the option may be exercised only for the 90-day period following the date of such termination of employment.

--------------
/2/ Notwithstanding anything in this Agreement to the contrary, an option held at the time of a Change in Control shall not terminate before the tenth
    (10th) anniversary date of this Agreement.

     (e) In the event of the death of the Grantee while he is employed by the Company or during a period described in Section 4(f) or 4(g) hereof, the option shall become fully vested and immediately exercisable and may be exercised during the period ending on the earlier of (i) the first anniversary of the Grantee's death or (ii) the option's Expiration Date by the persons or persons named as the Grantee's beneficiary. For purposes of this Section 4(e), the Grantee may designate a beneficiary or beneficiaries and may change this designation in writing at any time. In the event there is no designated beneficiary, the person or persons to whom the rights under the option are transferred by will or the laws of descent and distribution shall enjoy the rights of the Grantee's beneficiary described above.

     (f) In the event of the Grantee's termination of employment with the Company on account of Disability (as such term is defined in the Employment Agreement), the option shall become fully vested and immediately exercisable and may be exercised during the period ending on the earlier of (i) the first anniversary of the Grantee's termination of employment or (ii) the option's Expiration Date.

     (g) In the event of the termination of employment of the Grantee, other than a termination for Cause, after the age established by the Board for his Retirement (as such term is defined in the Employment Agreement), the option shall become fully vested and immediately exercisable and may be exercised during the entire period ending on the option's Expiration Date.

     (h) The Grantee's transfer of employment between the Company and its Subsidiaries or Affiliates (as such terms are defined in the 1996
          Plan) shall not constitute a termination of employment, and the Committee shall determine in each case whether an authorized leave of absence for military service or otherwise shall constitute a termination of employment.

     (i) Anything in this Agreement to the contrary notwithstanding, nothing in this Section 4 or elsewhere in this Agreement shall be deemed or construed as extending the ten (10) year period described in Section 4(a) above.

     SECTION 5. At the time of exercise of the option, notice having been given as aforesaid, Shares shall be delivered by the Company in exchange for full payment of the option price with respect to the Shares delivered, subject to the provisions of Section 6 hereof.

     SECTION 6. The option shall not be exercisable in whole or in part, and no certificates representing Shares subject to the option shall be delivered,

     (a) if any requisite approval or consent of any governmental authority having jurisdiction over the exercise of options shall not have been secured or if the issuance of Shares subject to the option would violate any federal, state or local law, regulation or order that may be applicable; or

     (b) at any time that the Shares of the Company are listed on a stock exchange if the Shares subject to the option shall not have been effectively listed on such exchange, unless the Company is advised by its counsel that such listing is not required.

The Company shall use its best efforts to obtain any such approval or consent and to effect compliance with any such applicable law, regulation, order, or listing requirement, and the Grantee or any other person entitled to exercise the option shall take any action reasonably requested by the Company in such connection.

     SECTION 7. Each option is personal to the Grantee and, unless otherwise determined by the Committee, is not transferable by the Grantee otherwise than by will or by the laws of descent and distribution. Each option is exercisable, during the Grantee's lifetime, only by the Grantee; provided, however, that should the Grantee die or become incapacitated, the option may be exercised by his estate, legal representative or beneficiary subject to all other terms and conditions contained in the 1996 Plan and herein.

     SECTION 8. The Grantee shall be entitled to the privileges of stock ownership only as to such Shares as are issued or delivered to the Grantee hereunder.

     SECTION 9. In the event of a subdivision or consolidation of the issued Shares, the number of Shares subject to this option, the option price and other relevant provisions of this Agreement shall be appropriately adjusted as provided in Article V(b) of the 1996 Plan. Similar adjustments may be made, in the absolute discretion of the Board, for any other capital adjustment, the payment of a stock dividend or the distribution to holders of the Shares of rights, warrants, assets or evidences of indebtedness.

     SECTION 10. In the event that the Company shall, pursuant to action by its Board, at any time after the date of this Agreement propose to merge into, consolidate with, or sell or otherwise transfer all or substantially all of its assets to another corporation and provision is not made pursuant to the terms of such transaction for the assumption by the surviving, resulting or acquiring corporation of outstanding options under the 1996 Plan, or for the substitution of new options with substantially equivalent benefits therefor, each outstanding option shall become fully (100%) vested and immediately exercisable. The Committee shall advise the Grantee, in writing, of the manner and terms under which such fully vested option shall be exercised.

     SECTION 11. Nothing in this Agreement shall be deemed by implication or otherwise to impose any limitation on any right of the Company or any Subsidiary or Affiliate (as such terms are defined in the 1996 Plan) or on the Grantee to terminate the Grantee's employment at any time.

     SECTION 12. Any notice to be given hereunder by the Grantee shall be sent by mail addressed to the Company for the attention of the Corporate Secretary at 2500 City West Blvd., Suite 1400, Houston, Texas 77042, and any notice by the Company to the Grantee shall be sent by mail addressed to the Grantee at the address shown on page 1 hereof. Either party may, by notice given to the other in accordance with the provisions of this section, change the address to which subsequent notices shall be sent.

     SECTION 13. So long as this Agreement shall remain in effect, the Company will furnish to the Grantee, as and when available, a copy of each Prospectus issued with respect to the Shares covered hereby, and also copies of all material hereinafter distributed by the Company to its stockholders.

     SECTION 14. This Agreement is effective pursuant to the adoption of the 1996 Plan by the Board of Directors of the Company and the approval of the 1996 Plan by the Company shareholders.

     SECTION 15. This option is granted pursuant to the Company's 1996 Plan (a copy of which is delivered to the Grantee concurrently with such grant). The grant is subject to all the terms and provisions of the 1996 Plan, which are incorporated into this Agreement by reference. In the event of a conflict between the terms of this option and the terms of the 1996 Plan, the latter shall prevail.

     SECTION 16. This Agreement shall be governed by the laws of the State of Texas. It may not be modified orally.

          IN WITNESS WHEREOF, EEX Corporation has caused this Agreement to be executed in its corporate name and the Grantee has executed the same in evidence of the Grantee's acceptance hereof upon the terms and conditions herein set forth, the day and year first above written.

ATTEST                        EEX Corporation
                              "Company"


/s/ Ashley E. Quinn           /s/  T. M Hamilton
-------------------           -----------------
Corporate Secretary           T. M Hamilton

                              Title Chairman and President,
                                    Chief Executive Officer


                              GRANTEE


                              /s/ Richard L. Edmonson
                              -----------------------
                              Richard L. Edmonson

                                   EXHIBIT B


                                EEX CORPORATION

                 1996 REVISED AND AMENDED STOCK INCENTIVE PLAN

                           RESTRICTED STOCK AGREEMENT
                                (For Executives)

     Upon your execution of this Agreement ("Agreement"), with EEX Corporation (the "Company") the Compensation Committee ("Compensation Committee") of the Board of Directors (the "Board") of the Company has awarded to you 8,000 shares of the Company's Common Stock (the "Award), effective July 3, 2000 (the "Award Date"), pursuant to the 1996 Revised and Amended Stock Incentive Plan of Enserch Exploration, Inc. (the "Plan").

     The shares which are the subject of this Award shall be fully paid and non-assessable, and shall be represented by a certificate registered in your name, stamped with an appropriate legend referring to the restrictions contained in this Agreement. The Company shall retain such certificate until the expiration of the restrictions with respect to the Award or any portion thereof. You shall have all the rights of a stockholder with respect to such shares, including the right to vote the shares and to receive all dividends or other distributions paid or made with respect to the shares; provided that the shares themselves, and any new or additional or different shares of stock of the Company which you may become entitled to receive with respect to such shares by virtue of a subdivision or combination of shares of Common Stock, a dividend payable in Common Stock, a reclassification of Common Stock, or any other changes in capital structure or shares of Common Stock, shall be subject to the restrictions hereinafter, and in the Plan, set forth.

     You agree to deliver to the Company a stock power endorsed in blank, relating to the shares covered by the Award.

     You agree that all of the shares received by you pursuant to the Plan and this Agreement shall be subject to all of the restrictions, terms and conditions specified in this Agreement and that all of such restrictions, terms and conditions of the Plan are incorporated, by reference, into this Agreement. To the extent there may be any conflict between any term or provision of the Plan and any term or provision of this Agreement, the term or provision of the Plan shall control.

     One-third (1/3) of the total number of shares awarded hereunder shall become vested on each anniversary of the Award Date so that all of the shares which are the subject of this Award shall be fully vested on the third anniversary of the Award Date.

     Notwithstanding the foregoing, if your employment with the Company terminates prior to the date on which all of the shares awarded hereunder become fully vested, and such termination is a result of termination by the Company without Cause, by you for "Good Reason" (as each of such terms is defined in your employment agreement with the Company dated July 3, 2000), your death, Disability, or Retirement (as each of such terms is defined in your Employment Agreement) or, with the Board's approval, early retirement, all of the nonvested shares shall become vested upon such termination of employment, the restrictions on transferability shall be automatically lifted and the certificate for the restricted shares shall be delivered as soon as practicable. If your employment with the Company terminates prior to the date on which all of the shares awarded hereunder become fully vested, and such termination is for any reason other than those described above, all shares which are not then vested in accordance with the terms hereof shall be immediately forfeited.

     Merger, Consolidation or Change-in-Control: As provided in the Plan, in the event of a merger, consolidation or Change-in-Control (as such term is defined in the Plan) of the Company, all nonvested shares shall become vested upon the effective date of such merger, consolidation or Change-in-Control, the restrictions on transferability shall be automatically lifted and the certificate for the restricted shares shall be delivered as soon as practicable thereafter.

     Determination by Compensation Committee: All determinations of entitlement to delivery of restricted shares shall be made by the Compensation Committee.

     You agree that any shares received by you pursuant to the Plan shall not be sold, exchanged, assigned, transferred, discounted, pledged or otherwise disposed of prior to the date such shares are vested in accordance with the foregoing provisions.

     You agree that you will immediately notify the Company of any election you make under Section 83(b) of the Internal Revenue Code with respect to any issuance of restricted stock under this Plan.

     You agree that the Company shall have the right to withhold from any transfer or payment under this Plan, or from any other payment then due you from the Company, all Federal, State, City or other taxes as shall be required pursuant to any statute or governmental regulation or ruling, and that you shall complete any documentation necessary to effect such withholding. You agree that the Company may condition delivery of vested, non-restricted stock certificates upon receipt of payment of, or the Company in its discretion may retain sufficient shares to pay, any applicable employment or withholding taxes.

     You agree that the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of, yourself and your executors or administrators, heirs, and personal and legal representatives. If you so choose, you may designate a beneficiary for any portion of your Award as to which restrictions might terminate due to your death. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas.

     You agree that this Agreement together with the Plan sets forth all of the promises, agreements, conditions, understandings, warranties, and representations between the parties with respect to the Award and that there are no promises, agreements, conditions, understandings, warranties, or representations, oral or written, express or implied, between the parties with respect to the Award, other than as set forth in such Plan and this Agreement.

     You agree that this Agreement does not constitute a contract of employment, or any guarantee thereof, and that the Company's rights regarding continued employment of any employee remain unaffected by the grant of this Award, by the Plan or by the execution of this Agreement.

     You represent that you will abide by all applicable federal securities laws in connection with any shares of the Company's Common Stock you may receive under the Plan.

     You agree that in the event of invalidity of any part or provision of the Plan or this Agreement, such invalidity shall not affect the validity of any other part or provision of the Plan or this Agreement.


EEX CORPORATION
"Company"


By: /s/ T. M Hamilton                            Dated as of:  July 3, 2000
    ----------------------------
    T. M Hamilton

Title:  President and Chairman,
        Chief Executive Officer



ACCEPTED AND AGREED TO:


By: /s/ Richard L. Edmonson                      Date:  July 3, 2000
    ----------------------------
    Richard L. Edmonson

                                   EXHIBIT C


                                  July 3, 2000


Ms. Richard L. Edmonson
17606 Comoro Lane
Spring, Texas 77379

Dear Mr. Edmonson:

     EEX Corporation (the "Company) considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interest of the Company and its shareholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the Company's Board of Directors (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's, its division's and subsidiaries' management, including yourself, to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control of the Company.

     In order to induce you to remain in the employ of the Company, this Agreement sets forth certain benefits which the Company agrees will be provided to you in the event there is a termination of your employment with the Company that is associated with (as described in Section 3 hereof) a change in control of the Company (as defined in Section 2 hereof) under the circumstances described below.

     1. TERM. This Agreement shall have an initial term expiring on the earlier of (a) the third anniversary of the date hereof, assuming there has been no change in control of the Company during the term hereof and prior to such date, or (b) your Normal Retirement Date as defined herein; provided, however, that upon each anniversary date of this Agreement the term of this Agreement under clause (a) (as the same may be extended by this proviso) shall be automatically extended annually for an additional period of one (1) year on a continuing basis unless either party shall give written notice of intention not to so extend at least six (6) months prior to such anniversary date. No notice by the Company of its intention not to extend shall be effective if, within one year prior to the original expiration date, or if this Agreement is in a renewal period, within one year prior to the termination date proposed by the Company, the Company has received notice, official or unofficial, or otherwise has reason to believe that a Person (as defined herein) has taken or is considering steps that would when completed bring about a change in control of the Company. This Agreement shall in any case continue in effect for three (3) years following a change in control of the Company.

     2. CHANGE IN CONTROL. For purposes of this Agreement a "change in control of the Company" or a "change in control" shall mean a change in control of a nature that would be required to be reported in response to Item l(a) of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act") or would have been required to be so reported but for the fact that such event had been "previously reported" as that term is defined in Rule 12b-2 of Regulation 12B of the Exchange Act; provided that, without limitation such a change in control shall be deemed to have occurred if (a) any Person is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities ordinarily (apart from rights accruing under special circumstances) having the right to vote at elections of directors ("Voting Securities"), or (b) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least two-thirds thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (b), considered as though such person were a member of the Incumbent Board, or (c) a recapitalization of the Company occurs which results in either a decrease by 33% or more in the aggregate percentage ownership of Voting Securities held by Independent Shareholders (on a primary basis or on a fully diluted basis after giving effect to the exercise of stock options and warrants) or an increase in the aggregate percentage ownership of Voting Securities held by non-Independent Shareholders (on a primary basis or on a fully diluted basis after giving effect to the exercise of stock options and warrants) to greater than 50%, or (d) the shareholders of the Company have approved an agreement to merge or consolidate with or into another Person or an agreement to sell or otherwise dispose of all or substantially all of the Company's assets (including a plan of liquidation) to a Person. For purposes of this Agreement, the term "Person" shall mean and include any individual, corporation, partnership, group, association or other "person," as such term is used in Section 14(d) of the Exchange Act, other than the Company, a subsidiary of the Company or any employee benefit plan(s) sponsored or maintained by the Company or any subsidiary thereof, and the term "Independent Shareholder" shall mean any shareholder of the Company except any employee(s) or director(s) of the Company or any employee benefit plan(s) sponsored or maintained by the Company or any subsidiary thereof. The term "Company" shall include successors to the Company including, without limitation, the surviving company of the merger between the Company and Lone Star Energy Plant Operations, Inc. as contemplated by the Distribution Agreement (as hereinafter defined).

     3. TERMINATION ASSOCIATED WITH A CHANGE IN CONTROL. If and only if any of the events described in Section 2 hereof constituting a change in control of the Company shall occur, you shall be entitled to the benefits provided in Section 4 hereof upon the termination of your employment as provided in this Section 3 within six (6) months prior to such change in control, or within six (6) months prior to and after the date that the Board of Directors of the Company authorizes a merger, consolidation or other transaction or event that if consummated would constitute a change in control and such action is consummated (collectively herein referenced to as "termination preceding a change in control"), or within three (3) years after such change in control, unless such termination is (a) because of your death, or Retirement on or after your Normal Retirement Date (that is, early retirement initiated by the Company shall be treated as a dismissal and not a voluntary early retirement), (b) by the Company for Cause or Disability or (c) by you other than for Good Reason (including voluntary early retirement when there is no concurrent Good Reason). (In the case of termination preceding a change in control, references in the definition of "Good Reason" to conditions in effect immediately prior to a change in control shall be deemed to mean conditions in effect immediately prior to your termination.) References to actions by and employment with the Company shall include actions by and employment with the divisions and subsidiaries of the Company where the context so requires.

          (i)  Disability; Retirement.

               (A) If, as a result of your incapacity due to physical or mental illness, you shall have been unable for more than six (6) months to perform your duties with the Company on a full time basis, and within thirty (30) days after written notice of termination is given you shall not have returned to the full time performance of your duties, the Company may terminate your employment for "Disability."

               (B) Termination of your employment based on "Retirement" shall mean retirement in accordance with the terms of the Retirement and Death Benefit Plan of 1969 of ENSERCH Corporation and Participating Subsidiary Companies as in effect on January 1, 1996, or any successor plan thereto or replacement retirement plan of the Company (the "Retirement Plan"), including early retirement, or in accordance with any retirement arrangement established with your consent with respect to you. "Normal Retirement Date" as used herein shall have the meaning provided in the Retirement Plan or any successor or substitute plan or plans of the Company put into effect prior to a change in control of the Company.

          (ii) Cause. Termination of your employment by the Company for "Cause" shall mean termination upon (A) the willful and continued failure by you substantially to perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness), after a demand for substantial performance is delivered to you by the Chairman, CEO and President of the Company which specifically identifies the manner in which such executive believes that you have not substantially performed your duties, and a reasonable period of opportunity for such substantial performance is provided, or (B) the willful engaging by you in illegal misconduct materially and demonstrably injurious to the Company. For purposes of this paragraph, no act, or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (A) or (B) in this paragraph and specifying the particulars thereof in detail.

         (iii) Good Reason. "Good Reason" for you to terminate your employment shall mean any of the following occurrences:

               (A) an adverse change in your status or position(s) as an executive of the Company as in effect immediately prior to the change in control or six months prior to such change, including, without limitation, any adverse change in your status or position as a result of a material diminution in your duties or responsibilities, or a material change in your business location or the assignment to you of any duties or responsibilities which are inconsistent with such status or position(s), or a substantial increase in your business travel, or any removal of you from or any failure to reappoint or reelect you to such position(s) (except in connection with the termination of your employment for Cause, Disability or Retirement or as a result of your death or by you other than for Good Reason); or

               (B) a reduction by the Company in your base salary as in effect immediately prior to the change in control or in the number of vacation days to which you are then entitled under any written employment agreement between the Company and you or under the Company's normal vacation policy (whichever is greater) as in effect immediately prior to the change in control; or

               (C) the taking of any action by the Company (including the elimination of a plan without providing substitutes therefor or the reduction of your awards thereunder) that would diminish or the failure by the Company to take any action which would maintain the aggregate projected value of your awards under the Company's bonus, stock option or management incentive unit plans in which you were participating at the time of a change in control of the Company; or

               (D) the taking of any action by the Company that would diminish or the failure by the Company to take any action which would maintain the aggregate value of the benefits provided you under the Company's medical, health, dental, accident, disability, life insurance, stock purchase or retirement plans in which you were participating at the time of a change in control of the Company; or

               (E) the taking of any action by the Company that would diminish the level of insurance for officer's liability to a level of coverage below $25 million per claim, or the failure of the Company to take any action that would maintain indemnification or insurance for officers' liability; or

               (F) a failure by the Company to obtain from any Successor (as hereinafter defined) the assent to this Agreement contemplated by
          Section 6 hereof; or

               (G) any purported termination by the Company of your employment that is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (iv) below (and, if applicable, paragraph (ii) above); for purposes of this Agreement, no such purported termination shall be effective; or

               (H) a failure by the Company to take such action as is clearly required by state or federal statute, rule or regulation which failure could reasonably subject Executive to individual civil or criminal liability.

          (iv) Notice of Termination. Any termination by the Company pursuant to paragraphs (i) or (ii) above or by you pursuant to paragraph (iii) above shall be communicated by written Notice of Termination to the other party hereto. In the event of termination preceding a change in control, written Notice of Termination to the other party hereto shall be communicated within thirty (30) days following a change in control in order to reflect termination by the Company pursuant to paragraphs (i) or (ii) above or by you pursuant to paragraph (iii) above. For purposes of this Agreement, a "Notice of Termination" shall mean a notice specifying the termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so specified.

          (v) Date of Termination. "Date of Termination" shall mean (A) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period), (B) if you terminate your employment pursuant to paragraph (iii) above, the date specified in the Notice of Termination, (C) in the case of a termination preceding a change in control, the date of discharge if termination is by the Company or the date notice of intention to leave is given by the executive in the case of termination for Good Reason, and (D) if your employment is terminated for any other reason except death or Retirement, the date on which Notice of Termination is given.

     4.  COMPENSATION UPON CHANGE IN CONTROL, TERMINATION OR DURING DISABILITY.

          (i) Compensation During Disability. During any period that you fail to perform your duties hereunder as a result of incapacity due to physical or mental illness, you shall continue to receive your full base salary at the rate then in effect, and any time of service for vesting purposes under any plan shall continue to accrue during such period of incapacity until and if your employment is terminated pursuant to Section 3(i) hereof (and for any longer period as may be provided under applicable plans).

          (ii) Compensation Upon Termination for Cause. If your employment is terminated for Cause, the Company shall pay you your full base salary and accrued vacation pay through the Date of Termination at the rate in effect at the time Notice of Termination is given plus any benefits or awards (including both the cash and stock components) which pursuant to the terms of any plans have been earned or become payable, but which have not yet been paid to you, and shall have no further obligations to you under this Agreement.

          (iii) Compensation Upon Termination Other than For Disability or Cause or Good Reason. Subject to Section 8 hereof, if the Company terminates your employment other than for Disability or Cause pursuant to Section 3(i) or
     (ii) hereof or if you terminate your employment for Good Reason (which termination may be effected by Retirement prior to your Normal Retirement
     Date), then the Company shall pay to you (without regard to the provisions of any benefit plan) in a lump sum on or before the tenth business day following the Date of Termination ("Payment Date") an amount equal to the sum of the following paragraphs (A) through (D), reduced by any of such amounts already paid and the value of any severance amounts agreed to between you and the Company and paid at the time of severance from the Company in the case of a termination preceding a change in control:

               (A) Your full base salary through the Date of Termination at the rate in effect just prior to the time Notice of Termination is given, plus any earned vacation time, plus any benefits or awards (including both the cash and stock components) which pursuant to the terms of any plans have been earned or become payable, but which have not yet been paid to you; plus

               (B) An amount equal to the greater of your largest target bonus during either of the two years preceding the year in which the change in control occurs or your target bonus for the year in which the Date of Termination occurs, prorated for the current year; plus

               (C) An amount equal to three times your "Annual Compensation", as defined below, provided however, that such amount shall in no event exceed the Annual Compensation you would have otherwise received had your employment continued at such rate until your Normal Retirement Date ("Annual

          Compensation" shall mean the greater of your annual base salary on the Date of Termination or your highest annual base salary in effect during either of the two years immediately prior to the change in control plus an amount equal to the greater of your target bonus for the year in which the Date of Termination occurs or your highest target bonus during either of the two years immediately prior to the change in control); and plus

               (D) If you choose to receive cash for some or all unexercised Company stock options in lieu of exercising such options, which choice shall be communicated by you in writing to the Company, an amount equal to the market value of the Company's common stock on the Date of Termination or on any other date within 180 days preceding the Date of Termination, on whichever date the value is highest, multiplied by the number of options granted to you prior to the Date of Termination (you should seek legal advice before choosing to receive cash for options held less than six (6) months) under any stock option plan of the Company or other arrangement pursuant to which options to purchase common stock of the Company have been issued and which have not been exercised through the Payment Date, less the aggregate value of the option price of such options.

          (iv) Discharge of Company's Obligation Payment in Lieu of Severance. The payment to you of appropriate amounts under paragraph (D) shall be considered for all purposes a discharge of all obligations pursuant to such plan except as to options not cashed out. Payments hereunder shall be in lieu of and no additional benefits shall be payable pursuant to the Company's Severance Pay Plan.

          (v) Base Salary; Severance Pay. For purposes of this Agreement, the term "base salary" shall include any amounts deducted pursuant to Sections 125 and 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), and any amounts deducted under the ENSERCH Corporation Deferred Compensation Plan. Amounts paid pursuant to this paragraph shall be deemed severance pay and in lieu of any further salary for periods subsequent to the Date of Termination.

          (vi) Gross-Up Provision. In the event that you become entitled to the payments provided by Sections 4(iii) hereof (the "Agreement Payments"), if any of the Agreement Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall pay to you at the time specified in Subsection (vii) below an additional amount (the "Gross-up Payment") such that the net amount retained by you, after deduction of any Excise Tax on the Total Payments (as hereinafter defined) and any federal, state and local income tax and Excise Tax upon the Gross-up Payment provided for by this subsection (vi), but before deduction for any federal, state or local income tax on the Agreement Payments, shall be equal to the "Total Payments," as defined below.

          For purposes of determining whether any of the Agreement Payments will be subject to the Excise Tax and the amount of such Excise Tax, (a) any other payments or benefits received or to be received by you in connection with a change in control of the Company or your termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of control of the Company or any person affiliated with the Company or such person) (which, together with the Agreement Payments, shall constitute the "Total Payments") shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of
     Section 280G(b)(3) of the Code or are otherwise not subject to the Excise Tax, (b) the amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (1) the total amount of the Total Payments or (2) the amount of excess parachute payments within the meaning of Section 280G(b)(l) of the Code (after applying clause (a), above), and (c) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280(G)(d)(3) and (4) of the Code.

          For purposes of determining the amount of the Gross-up Payment, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-up Payment is to be made and the applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, you shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the portion of the Gross-up Payment being repaid by you if such repayment results in a reduction in Excise Tax and/or a federal and state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

          (vii) Time of Gross-Up Payment; Estimated Payments; Loan Provision. The Gross-up Payment or portion thereof provided for in Subsection (vi) above shall be paid not later than the thirtieth day following payment of any amounts under Sections 4(iii); provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than the forty-fifth day after payment of any amounts under Section 4(iii). In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

          (viii) Continuation of Certain Benefits. If the Company terminates your employment other than for Disability or Cause pursuant to Section 3(i) or 3(ii) hereof or if you terminate your employment for Good Reason (either of which termination may be effected by Retirement prior to your Normal Retirement Date), the Company shall assign to you any club membership held for your benefit and the Company shall maintain in full force and effect for your continued benefit for a period terminating on the earliest of (A) three years after the Date of Termination or (B) your Normal Retirement Date, all life, health, accident and disability insurance plans and programs in which you were a participant immediately prior to the Date of Termination, provided that your continued participation is possible under the terms and provisions of such plans and programs. In the event that your participation in any such plan or program is barred, the Company shall provide you with benefits substantially similar to those to which you would be entitled as a participant in such plans and programs. Any required statutory period of COBRA health benefit continuation that terminated employees may elect shall not begin until the end of the period of coverage provided hereby. The benefits provided under this Section, other than assignment of any club membership, shall be reduced to the extent of benefits received by you from another employer. At the end of the period of coverage, you shall have the option to have assigned to you, at no cost and with no apportionment of prepaid premiums, any assignable insurance policy owned by the Company and relating specifically to you.

          (ix) Lump Sum Payment for Additional Two Years of Service. If the Retirement Income Restoration Plan of ENSERCH Corporation or the Company's successor plan thereto ("RIRP") does not have provisions comparable to this subparagraph (ix) when your employment with the Company is terminated within the first three years after a change in control, by the Company without Cause or by you for Good Reason, you shall receive from the Company, at the time you first receive any payment under or with respect to the Retirement Plan, an amount (calculated and paid in the form of a lump sum) equal to the difference between (i) the "Lump Sum", as defined below, value of any payment you receive at such time (or any monthly annuities that you then become entitled to receive) from (a) the Retirement Plan and (b) from the Company with respect to the portion, if any, of your Retirement Plan pension which exceed the limitations on pension amounts to which the Retirement Plan is subject and (ii) the Lump Sum value of payments that would have been payable if it or they had been calculated as if you had been deemed to have had two (2) additional "Years of Service", as defined below. "Years of Service" shall be as defined in the Retirement Plan and shall be applied as if you were a participant thereunder at the time of your termination of employment, and "Lump Sum" shall mean an amount calculated in accordance with the interest rate and other actuarial assumptions set forth or used in connection with lump sum calculations under the Retirement Plan. This subparagraph (ix) shall not be applicable if the RIRP provides you with a comparable benefit.

          (x) Lump Sum Payment if Not Vested under Retirement Plan. If you are not vested under the Retirement Plan when your employment with the Company is terminated within the first three years after a change in control by the Company without Cause or by you for Good Reason, you shall receive from the Company at the time payments are made pursuant to paragraph (iii) above, an amount (calculated and paid in a lump sum) equal to the Lump Sum value of any payment you would have been entitled to receive at your Normal Retirement Date (or any annuities that you would have been entitled to receive) from the Retirement Plan and the RIRP calculated (a) as if you were 100% vested under such plans and (b) using actual years of service increased by two (2) additional Years of Service.

          (xi) Mitigation. You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor (except as provided in Section 4(viii)) shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned or benefit received by you pursuant to Section 11.1 of your Employment Agreement with the Company dated as of the date of this Agreement or as the result of employment by another employer after the Date of Termination, or otherwise.

          (xii) Deferred Payment Election. Upon entering into this Agreement and for a period of 14 days following each anniversary of the date hereof (the "Election Period"), you may, in writing, direct the Company that any amounts which should become payable to you pursuant to Section 4(iii) hereof shall be paid to you in three (3) equal annual installments, with the first such installment payable within five (5) business days of the Date of Termination and each successive installment paid on the anniversary of the Date of Termination or the next following business day if such date is not a business day (the "Deferred Payment Election"). A Deferred Payment Election, once made, cannot be revoked except during an Election Period; provided, however, that no Deferred Payment Election can be made or revoked by you during an Election Period that occurs after a change in control of the Company or at a time when, in the judgment of the Company, a change in control may occur within sixty (60) days of such Election Period. Notwithstanding anything in the foregoing to the contrary, a Deferred Payment Election shall be automatically revoked should you terminate your employment under the circumstances described in Section 6 below.

     5.  EMPLOYEE'S COMMITMENT:  RIGHT TO TERMINATE.

          (i) Employee's Right to Terminate. Except as otherwise provided in paragraph (ii) below, the Company or you may terminate your employment at any time, subject to the Company's providing the benefits specified herein in accordance with the terms hereof.

          (ii) Employee's Commitment In Event of Tender or Exchange Offer. In the event a tender offer or exchange offer is made by a Person for more than 20% of the combined voting power of the Company's Voting Securities, including shares of Common Stock of the Company, you agree that you will not leave the employ of the Company (other than as a result of Disability or upon Normal Retirement) and will render the services contemplated in this Agreement until such tender offer or exchange offer has been abandoned or terminated or a change in control of the Company has occurred.

          (iii) Employee's Duty. During the life of this Agreement, you will faithfully perform your duties to the best of your ability and in accordance with the directions of the Chairman, Chief Executive Officer and President and the Board of Directors, provided that after a change in control of the Company such directions do not constitute Good Reason for you to terminate your employment; and you will devote to the performance of such duties your full working time, attention and energies.

          (iv) Confidential and Proprietary Information. You will not at any time during the life of this Agreement, or thereafter, communicate or disclose to any unauthorized person, or use for your own account, without the written consent of the Company, any proprietary processes, or other confidential information of the Company or any subsidiary concerning their business or affairs, suppliers or customers, it being understood, however, that the obligations of this paragraph shall not apply to the extent that the aforesaid matters (A) are disclosed in circumstances in which you are legally required to do so or (B) become generally known to and available for use by the public otherwise than by your wrongful act or omission.

     6.  SUCCESSOR'S BINDING AGREEMENT.

          (i) Successor's Binding Agreement. The Company will seek, by written request at least five (5) business days prior to the time a Person becomes a Successor (as hereinafter defined), to have such Person, by agreement in form and substance satisfactory to you, assent to the fulfillment of the Company's obligations under this Agreement. Failure of such Person to furnish such assent by the later of (A) three business days prior to the time such Person becomes a Successor or (B) two business days after such person receives a written request to so assent shall constitute Good Reason for termination by you of your employment if a change in control of the

     Company occurs or has occurred. For purposes of this Agreement, "Successor" shall mean any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company's business directly, by merger or consolidation, or indirectly, by purchase of the Company's Voting Securities or otherwise. Whether or not such assent is given by a Successor, this Agreement shall be binding on the Successor and its assigns.

          (ii) Enforceability by Employee's Successors. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die before all amounts that would still be payable to you hereunder if you had continued to live are paid, all such unpaid amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designee, to your estate.

     7. FEES AND EXPENSES. The Company shall pay all legal fees, expenses of arbitration and related expenses incurred by you in connection with this Agreement following a change in control of the Company, including, without limitation, (a) all such fees and expenses, if any, incurred in contesting or disputing any termination of your employment following a change in control or incurred by you in seeking advice with respect to the matters set forth in
Section 6 hereof or (b) your seeking to obtain or enforce any right or benefit provided by this Agreement.

     8. TAXES. All payments to be made to you under this Agreement will be subject to required withholding of applicable federal, state and local taxes.

     9. INTEREST. All payments due under this Agreement and unpaid shall bear interest at the rate of 10% per annum, compounded daily, beginning on the next ensuing day after the Payment Date or such other date as they may be due.

     10. NON-ALIENABILITY. Your interest under this Agreement is not subject to anticipation, alienation, assignment or attachment and may not be transferred or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to your debts, contracts, liabilities, engagement, or torts, nor shall they be subject to garnishment, attachment, or other legal or equitable process nor shall they be an asset in bankruptcy, except that no amount shall be payable hereunder until and unless any and all amounts representing debts or other obligations owed to any company by you shall have been fully paid and satisfied.

     11. SURVIVAL. The respective obligations of, and benefits afforded to, the Company and you as provided in Sections 4, 5, 6, 7, 8, and 15 of this Agreement shall survive termination of this Agreement.

     12. NOTICE. Notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid addressed to the respective addresses set forth on the first page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt. All notices to the Company shall be directed to the attention of the Chairman, Chief Executive Officer and President of the Company with a copy to the Corporate Secretary of the Company.

     13. MISCELLANEOUS. This Agreement does not supersede any other plan of the Company or agreement with the Company. No provision of this Agreement may be modified, waived or discharged except in writing specifically referring to such provision and signed by you and such officer as may be specifically designated by the Board of Directors of the Company. No waiver at any time by either party hereto of the breach of any condition or provision of this Agreement, or of compliance by the other party with the same, shall be deemed a waiver of any other condition or provision at the same or at any other time. No agreement or representation still in effect, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party other than
(i) those set forth expressly in this Agreement or (ii) those in any stock option agreements, restricted stock agreements, or deferred compensation agreements. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas.

     14. VALIDITY. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     15. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the city nearest to your principal residence which has an office of the American Arbitration Association by one arbitrator in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 15.

     16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     If this letter correctly sets forth our entire agreement on the subject matter hereof, kindly sign and return one copy of this letter to the Company which will then constitute our agreement on this subject.

                              Sincerely,

                              EEX Corporation


                              By:  /s/ T. M Hamilton
                                   ------------------
                                    T. M Hamilton, President


AGREED to as of the date
first above written.


/s/ Richard L. Edmonson
-------------------------
Richard L. Edmonson